Nautilus Provides Update on the Continued Growth of its Digital Fitness Platform JRNY®

JRNY® total members exceeded 360k as of June 30th, 2022

Nautilus remains on track to surpass 500k JRNY® total members at fiscal year-end 2023

Company announces departure of Chief Digital Officer Garry Wiseman

VANCOUVER, Wash.--(BUSINESS WIRE)-- Nautilus, Inc. (NYSE: NLS) today provided the following update related to the growth of JRNY®, the company’s personalized connected fitness platform, as well as the departure of Chief Digital Officer Garry Wiseman.

JRNY® Membership Update

As of June 30th, 2022, members of JRNY®, Nautilus’ personalized connected fitness platform, exceeded 360,000, representing approximately 13% sequential growth in the seasonally slower quarter ending June 30th, 2022. Nautilus remains on track to surpass 500,000 JRNY® total members at fiscal year-end 2023.

Nautilus is continuing to enhance the JRNY® platform through many unique features including the expansion of differentiated visual connected-fitness experiences for its members. JRNY® members now have access to over 1,400 on-demand instructor led videos and can enjoy over 220 locations with the immersive Explore the World feature.

Additionally, the company has made great strides over the last two years expanding the number of products featuring JRNY® connectivity. In FY 2022, approximately 80% of total units sold were JRNY® compatible, compared to only 22% in FY 2020. In November 2021, Bowflex SelectTech® workouts launched on the JRNY® platform enabling the best-selling SelectTech® 552 and 1090 dumbbells connectivity for JRNY® users.

“Our research shows our connected offering continues to resonate very well with customers. We expect the investments we made in fiscal 2022 and new investments going forward will drive JRNY® membership growth to reach our goal of over 500K members by the end of FY 2023,” said CEO Jim Barr. “We are also focused on further unlocking the value of our acquisition of VAY, a leader in vision systems. Integrating VAY's motion-tracking capabilities into JRNY® will further advance and accelerate our highly personalized strength workout options, including the addition of rep counting and form coaching for SelectTech users.”

Departure of Chief Digital Officer Garry Wiseman

The company also announced that Chief Digital Officer Garry Wiseman will leave Nautilus to accept a role at another organization, effective July 29. Chris Quatrochi, SVP of Innovation and Product Development, whose responsibilities already included JRNY® engineering, will assume Mr. Wiseman’s JRNY® product management role. He will continue to report directly to CEO Jim Barr.

“We thank Garry for his significant contributions to Nautilus,” said Mr. Barr. “Garry played a key role in setting JRNY®’s direction, laying the groundwork for our transformation into a leading digitally enabled at-home fitness company, and hiring several JRNY® product managers. He oversaw growth investments in JRNY® that significantly enhanced the user experience and drove customer adoption. We are confident that we are on track to lead JRNY® through its next phase of growth.”

About Nautilus, Inc.

Nautilus, Inc. (NYSE:NLS) is a global leader in digitally connected home fitness solutions. The Company’s brand family includes Bowflex®, Nautilus®, Schwinn®, and JRNY®, its digital fitness platform. With a broad selection of exercise bikes, cardio equipment, and strength training products, Nautilus, Inc. empowers healthier living through individualized connected fitness experiences and in doing so, envisions building a healthier world, one person at a time.

Headquartered in Vancouver, Washington, the company’s products are sold direct to consumer on brand websites and through retail partners and are available throughout the U.S. and internationally. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

Forward-Looking Statements

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including: projected, targeted or forecasted financial, operating results and capital expenditures, including but not limited to net sales growth rates, gross margins, operating expenses, operating margins, anticipated demand for the Company's new and existing products, statements regarding the Company's prospects, resources or capabilities; planned investments, strategic initiatives and the anticipated or targeted results of such initiatives; the effects of the COVID-19 pandemic on the Company’s business; and planned operational initiatives and the anticipated cost-saving results of such initiatives. All of these forward-looking statements are subject to risks and uncertainties that may change at any time. Factors that could cause Nautilus, Inc.’s actual expectations to differ materially from these forward-looking statements also include: weaker than expected demand for new or existing products; our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs; risks associated with current and potential delays, work stoppages, or supply chain disruptions, including shipping delays due to the severe shortage of shipping containers; an inability to pass along or otherwise mitigate the impact of raw material price increases and other cost pressures, including unfavorable currency exchange rates and increased shipping costs; experiencing delays and/or greater than anticipated costs in connection with launch of new products, entry into new markets, or strategic initiatives; our ability to hire and retain key management personnel; changes in consumer fitness trends; changes in the media consumption habits of our target consumers or the effectiveness of our media advertising; a decline in consumer spending due to unfavorable economic conditions; risks related to the impact on our business of the COVID-19 pandemic or similar public health crises; softness in the retail marketplace; availability and timing of capital for financing our strategic initiatives, including being able to raise capital on favorable terms or at all; changes in the financial markets, including changes in credit markets and interest rates that affect our ability to access those markets on favorable terms and the impact of any future impairment. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events, or circumstances.

Contacts
Investor Relations:
John Mills
ICR, LLC

646-277-1254
John.Mills@icrinc.com
Media:
John Fread
Nautilus, Inc.
360-859-5815
jfread@nautilus.com
Carey Kerns
The Hoffman Agency
503-754-7975
ckerns@hoffman.com

Source: Nautilus, Inc.